Exhibit 99.2

 November 16, 2005                         Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412:442-8262

MATTHEWS INTERNATIONAL
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, November 16, 2005 -- Matthews International Corporation (NASDAQ NNM: MATW) announced today that Joseph C. Bartolacci, President and Chief Operating Officer of Matthews, was elected to the Matthews Board of Directors.

Mr. Bartolacci is a graduate of St. Vincent College in Latrobe, PA. He also received a Juris Doctorate degree from the University of Pittsburgh School of Law.

Mr. Bartolacci joined Matthews in 1997 as General Counsel. In 1999, he became President of Caggiati, S.p.A., the Company’s wholly-owned subsidiary in Parma, Italy. In 2000, Mr. Bartolacci also assumed responsibility for Matthews’ European graphics operations. He returned to North America in December 2003 and became Executive Vice President and President, York Casket Division. Mr. Bartolacci was appointed President and Chief Operating Officer of Matthews effective September 1, 2005.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.